Exhibit 10.4

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made and effective as of November 13, 2017 (the “Effective Date”) by and between Vista Consulting Group, LLC (“VCG”) and JAMF Holdings, Inc. (“Service Recipient”).  Each of VCG and Service Recipient may be referred to herein as a “Party” or the “Parties”.

WHEREAS, VCG provides certain professional services, including services of the type desired to be obtained by Service Recipient;

WHEREAS, Service Recipient has elected to retain VCG to provide certain services; and,

WHEREAS, VCG desires to provide such services;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  DEFINITIONS

“Confidential Information” means any information that is treated as confidential by a Party, including trade secrets, technology, information pertaining to business operations and strategies, and information pertaining to customers, pricing, and marketing. Confidential Information shall not include information that: (a) is already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information from the Disclosing Party; (b) is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; (c) is developed by the Receiving Party independently of, and without reference to, any Confidential Information of the Disclosing Party; or (d) is received by the Receiving Party from a third party who is not under any obligation to the Disclosing Party to maintain the confidentiality of such information

“Deliverables” means all documents, work product and other materials that are delivered to Service Recipient hereunder or prepared by or on behalf of VCG in the course of performing the Services, including any items identified as such in any Statement of Work.

“Disclosing Party” means a Party that has disclosed information treated as confidential by such Party.

“Equipment” means any equipment, systems, cabling or facilities provided by Service Recipient and used directly or indirectly in the provision of the Services.

“Intellectual Property Rights” means all (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

“Pre-Existing Materials’ means the pre-existing materials provided by or used by VCG in connection with performing the Services.

“Receiving Party” means a Party that has received information treated as confidential by the other Party.

“Services” means either (i) those services described on any Statement of Work or (ii) general consulting services that are not specified in any Statement of Work.

“Statement of Work” means each statement of work describing services to be provided by VCG to Service Recipient pursuant to this Agreement in a form to be agreed by the Parties and as further described in this Agreement.  For the avoidance of doubt, a Statement of Work may be denominated in any form that makes sense to the Parties, including “Statement of Work”, “Engagement Notice”, “Services Description” or the like, and is not required to be entitled “Statement of Work” to be effective under this Agreement.

“VCG Personnel” means all employees and third party contractors engaged by VCG to provide the Services from time to time.

2.  SERVICES

2.1.                            Provision of Services.  VCG shall provide the Services to Service Recipient (and any affiliated entities of Service Recipient that are intended beneficiaries of the Services pursuant to Section 2.2(f) below) as described in more detail in each Statement of Work in accordance with the terms and conditions of this Agreement.

2.2.                            Statements of Work.  Each Statement of Work shall include the following information, if applicable:

(a)                                 a detailed description of the Services to be performed pursuant to the Statement of Work;

(b)                                 the date upon which the Services will commence and the term of such Statement of Work;

(c)                                  the estimated fees to be paid to VCG under the Statement of Work;

(d)                                 Services implementation plan and timetable;

(e)                                  any criteria for completion of the Services;

(f)                                   any affiliated entities of Service Recipient that are intended beneficiaries of the Services; and

(g)                                  any other terms and conditions agreed upon by the parties in connection with the Services to be performed pursuant to such Statement of Work.

2.3.                            Change Orders.  If either Party wishes to change the scope or performance of the Services, it shall submit details of the requested change to the other Party. VCG shall, within a reasonable time after such request, provide an estimate to Service Recipient of:

(a)                                 the likely time required to implement the change;

(b)                                 any necessary variations to the estimated fees and other charges for the Services arising from the change;

(c)                                  the likely effect of the change on the Services; and

(d)                                 any other impact the change might have on the performance of this Agreement.

Promptly after receipt of the estimate, the Parties shall negotiate and agree on the terms of such change (a “Change Order”).

3.  VCG OBLIGATIONS

3.1.                            Personnel.  VCG shall have the right to select all VCG Personnel in its sole discretion.  VCG shall select a primary and secondary contact out of the VCG Personnel for the purpose of ensuring accurate and timely communication between VCG and the Service Recipient regarding the Services, and shall provide contact information for such individuals to Service Recipient; provided, however, that VCG shall have the right to substitute different individuals upon written notice to Service Recipient.  VCG shall use commercially reasonable efforts to ensure that all VCG Personnel comply with all rules, regulations and policies of Service Recipient that are communicated to VCG in writing, including security procedures concerning systems and data and remote access thereto, building security procedures.

3.2.                            Compensation and Benefits.  VCG shall be responsible for all VCG Personnel and for the payment of their compensation, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers’ compensation insurance payments and disability benefits.

4.  SERVICE RECIPIENT OBLIGATIONS.

4.1.                            Cooperation.  Service Recipient shall cooperate with VCG in all matters relating to the Services, respond promptly to any VCG request to provide direction, information, approvals, authorizations or decisions that are reasonably necessary for VCG to perform Services in accordance with the requirements of this Agreement and appoint a Service Recipient employee to serve as the primary contact with respect to this Agreement and who will have the authority to act on behalf of Service Recipient with respect to matters pertaining to this Agreement.

4.2.                            Facility Access and Equipment.  Service Recipient shall provide access to its premises, and such offices and other facilities, as may be reasonably requested by VCG for the purpose of providing the Services, and ensure that all Equipment is in good working order and suitable for the purposes for which it is use, and conforms to all applicable industry standards.

4.3.                            Licenses.  Service Recipient shall obtain and maintain all necessary licenses and consents and comply with all applicable Law in relation to the Services and the use of the Service Recipient Equipment, in all cases before the date on which the Services are to start.

4.4.                            Excusable Delays.  If VCG’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of Service Recipient or its agents, subcontractors, consultants or employees, VCG shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges or losses sustained or incurred by Service Recipient, in each case, to the extent arising directly or indirectly from such prevention or delay.

5.  FEES AND PAYMENTS.

5.1.                            Fees Generally.  In consideration of the provision of the Services by VCG and the rights granted to Service Recipient under this Agreement, Service Recipient shall pay the fees set forth in the applicable Statement of Work.

5.2.                            Time and Materials.  Where the Services are provided on a time and materials basis:  the fees payable for the Services shall be calculated in accordance with VCG’s daily or hourly fee rates for the VCG Personnel; and VCG shall issue invoices to Service Recipient monthly in arrears for its fees for time for the immediately preceding month, calculated as provided in this Section 5.2, together with a detailed breakdown of any expenses for such month incurred in accordance with Section 5.5.

5.3                               Fixed Fees.  Where Services are provided for a fixed price, the total fees for the Services shall be the amount set out in the applicable Statement of Work. The total price shall be paid to VCG in installments, as set out in the Statement of Work.

5.4                               Subscription Fees.  Where Services are provided under a subscription model, the recurring rate for such Services shall be set out in the applicable Statement of Work, and invoices shall be issued monthly, or on such other period as set forth in the applicable Statement of Work.

5.5                               Expenses.  Service Recipient agrees to reimburse VCG for all reasonable expenses (including expenses related to training programs, meetings and other events (to the extent that such programs, meetings or events are attended by Service Recipient personnel), certain entertainment expenses (to the extent that such expenses are attributable to the Service Recipient), travel expenses (which include expenses for chartered or first class travel), and expenses relating to recruiting, relocation and background checks for Service Recipient positions)  incurred by VCG in connection with the performance of the Services or any fees, servicing payments (without regard to any rebates or other benefits obtained by VCG) related to group purchasing arrangements to the extent that the same benefit Service Recipient.

5.6                               Rate Increases.  For Services provided on a time and materials basis, VCG may increase its standard fee rates specified in the applicable Statement of Work upon written notice to Service Recipient.

5.7                               Invoices.  VCG shall issue invoices to Service Recipient only in accordance with the terms of this Section, and Service Recipient shall pay all properly invoiced amounts due to VCG within 30 days after Service Recipient’s receipt of such invoice. All payments hereunder shall be in US dollars and made by check or wire transfer.

5.8                               Taxes.  Service Recipient shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental entity on any amounts payable by Service Recipient hereunder; provided, that, in no event shall Service Recipient pay or be responsible for any taxes imposed on, or with respect to, VCG’s income, revenues, gross receipts, personnel or real or personal property or other assets.

6.  CONFIDENTIALITY.

6.1                               Confidentiality Generally.  The Receiving Party agrees (a) not to disclose or otherwise make available Confidential Information of the Disclosing Party to any third party without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the Confidential Information of the Disclosing Party to its officers, employees, consultants and legal advisors who have a “need to know”, who have been apprised of this restriction and who are themselves bound by nondisclosure obligations at least as restrictive as those set forth in this Section 6; (b) to use the Confidential Information of the Disclosing Party only for the purposes of performing its obligations under the Agreement or, in the case of Customer, to make use of the Services and Deliverables; and (c) to promptly notify the Disclosing Party in the event it becomes aware of any loss or disclosure of any of the Confidential Information of Disclosing Party.

6.2                               Permitted Disclosures.  If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall provide prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party shall disclose no more than that portion of the Confidential Information which, on the advice of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose and, upon the Disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.

7.  INTELLECTUAL PROPERTY AND OWNERSHIP.

7.1                               Service Recipient IP.  Except as set forth in Section 7.2, Service Recipient is, and shall be, the sole and exclusive owner of all right, title and interest in and to the Deliverables, including all Intellectual Property Rights therein. VCG agrees that with respect to any

Deliverables that may qualify as “work made for hire”, such Deliverables are hereby deemed a “work made for hire” for Service Recipient. To the extent that any of the Deliverables do not constitute a “work made for hire”, VCG hereby irrevocably assigns, and shall cause the VCG Personnel to irrevocably assign to Service Recipient, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein. Upon the reasonable request of Service Recipient, VCG shall, and shall cause the VCG Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Service Recipient to prosecute, register, perfect or record its rights in or to any Deliverables.

7.2                               VCG IP.  VCG and its licensors are, and shall remain, the sole and exclusive owners of all right, title and interest in and to the Pre-Existing Materials, including all Intellectual Property Rights therein. VCG hereby grants Service Recipient a limited, irrevocable, perpetual, fully paid-up, royalty-free, non-transferable, non-sublicenseable, worldwide license to any Pre-Existing Materials to the extent incorporated in, combined with or otherwise necessary for the use of the Deliverables for any and all purposes/solely to the extent reasonably required in connection with Service Recipient’s receipt or use of the Services and Deliverables. All other rights in and to the Pre-Existing Materials are expressly reserved by VCG.

8.  REPRESENTATIONS AND WARRANTIES.

8.1                               Mutual Representations.  Each Party represents and warrants to the other Party that:

(a)                                 it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;

(b)                                 it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform its obligations hereunder;

(c)                                  the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and,

(d)                                 when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such Party in accordance with its terms.

8.2                               DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES IN THIS SECTION 8, (A) EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE UNDER THIS AGREEMENT, AND (B) VCG SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

9.  LIMITATION OF LIABILITY.

9.1                               GENERAL LIMITATION.  EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.3, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE OR PROFIT OR LOSS OF DATA OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.2                               CAP ON DAMAGES.  EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.3, IN NO EVENT WILL EITHER PARTY’S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE AGGREGATE AMOUNTS PAID OR PAYABLE TO VCG IN THE ANNUAL PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

9.3                               Exclusions.  The exclusions and limitations in Section 9.1 and Section 9.2 shall not apply to damages or other liabilities arising out of or relating to a party’s failure to comply with its confidentiality obligations under Section 6.

10.  TERM AND TERMINATION.

10.1.                     Term.  This Agreement shall begin on the Effective Date and extend in time in perpetuity unless no active Statement of Work has been in effect for 60 days, in which case this Agreement shall expire.

10.2                        Certain Termination Rights.  Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”), if the Defaulting Party:

(a)                                 breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach;

(b)                                 (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within 7 business days or is not dismissed or vacated within 45 days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

10.3                        Effect of Termination. Upon expiration or termination of this Agreement for any reason each Party shall (i) return to the other Party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other party’s Confidential Information, (ii) permanently erase all of the other Party’s Confidential Information from its computer systems and (iii) certify in writing to the other Party that it has complied with the requirements of this Section 10.3.  The rights and obligations of the parties set forth in this Section 10.3 and Section 1, Section 6, Section 7, Section 9, and Section 11, and any right or obligation of the parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement

11.  MISCELLANEOUS.

11.1                        Non-Solicitation.  During the Term of this Agreement and for a period of twelve (12) months thereafter, Service Recipient shall not, directly or indirectly, in any manner solicit or induce for employment any person who performed any work under this Agreement who is then in the employment of VCG. A general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement for the purposes of this Section 11.1, and the hiring of any such employees or independent contractor who freely responds thereto shall not be a breach of this Section 11.1.  If Service Recipient breaches Section 11.1, Service Recipient shall, on demand, pay to VCG a sum equal to one year’s basic salary or the annual fee that was payable by VCG to that employee, worker or independent contractor plus the recruitment costs incurred by VCG in replacing such person.

11.2                        No Exclusivity.  VCG retains the right to provide services of a type similar to the Services to any third party at any time.

11.3                        Force Majeure.  No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including (a) acts of God; (b) flood, fire or explosion; (c) war, invasion, riot or other civil unrest; (d) actions, embargoes or blockades in effect on or after the date of this Agreement; (e) national or regional emergency; (f) strikes, labor stoppages or slowdowns or other industrial disturbances; (g) compliance with any law or governmental order, rule, regulation or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition, or failing to grant a necessary license or consent; (h) shortage of adequate power or telecommunications or transportation facilities.

11.4                        Independent Contractors.  The relationship between the Parties is that of independent contractors.  Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither arty shall have authority to contract for or bind the other party in any manner whatsoever.

11.5                        No Press Releases.  Neither Party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement, or otherwise use the other Party’s trademarks, service marks, trade names, logos, symbols or brand names, in each case, without the prior written consent of the other Party.

11.6                        Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Party at the addresses indicated below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6).

If to VCG:

Vista Consulting Group, LLC
401 Congress Avenue, Suite 3100
Austin, TX 78701

If to Service Recipient:

JAMF Holdings, Inc.
100 Washington Ave S, Suite 1100
Minneapolis, MN 55401

11.7        Construction of Agreement.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Statements of Work refer to the Sections of, and Statements of Work attached to this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Statements of Work referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.8        Integration.  This Agreement, together with all Statements of Work and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Statement of Work, the following order of precedence shall govern: (a) first, any Statement of Work, and (b) second, the body of this Agreement.

11.9        Assignment.  Neither Party may assign, transfer or delegate any or all of its rights or obligations under this Agreement, without the prior written consent of the other Party;

provided, that, upon prior written notice to the other Party, either party may assign the Agreement to a successor of all or substantially all of the assets of such party through merger, reorganization, consolidation or acquisition. No assignment shall relieve the assigning Party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

11.10      Amendments and Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.11      Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California. Any legal suit, action or proceeding arising out of or related to this Agreement or the Services provided hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of California in each case located in the city and county of San Francisco, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

11.12      Equitable Relief.  Each Party acknowledges that a breach by a party of Section 6 may cause the non-breaching Party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

11.13      Counterparts.       This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

VISTA CONSULTING GROUP, LLC		JAMF HOLDINGS, INC.

/s/ David Post		/s/ Dean J. Hager

By: David Post		By: Dean J. Hager

Title: President		Title: Chief Executive Officer

Date:	10-31-17	Date:	11.6.17

[Signature Page to VCG Master Services Agreement]